Exhibit 10.2
To:

Whirlpool Corporation
2000 North M-63
Benton Harbor, MI 49022-2692
U.S.A.

and

Messrs.

Vittorio Merloni

Franca Carloni

Aristide Merloni

Andrea Merloni

Maria Paola Merloni

Antonella Merloni

Ester Merloni

Fines S.p.A.

Fineldo S.p.A.

c/o

Fineldo S.p.A.
Via della Scrofa, 64
00186 Rome

Milan, July 10, 2014

Dear Sirs:

We have received the letter of Whirlpool Corporation dated July 10, 2014, the contents of which we transcribe below:

“To:

Messrs.

Vittorio Merloni

Franca Carloni

Aristide Merloni

Andrea Merloni

Maria Paola Merloni

Antonella Merloni

Ester Merloni

Fines S.p.A.

Fineldo S.p.A.

c/o

Fineldo S.p.A.
Via della Scrofa, 64
00186 Rome

Milan, July 10, 2014

RE: SHARE PURCHASE AGREEMENT

Dear Sirs:

Following our discussions and negotiations, we propose below the following agreement:

“SHARE PURCHASE AGREEMENT

BY AND AMONG

MS. FRANCA CARLONI, born in Cagli (Pesaro), on May 31, 1933 C.F.: CRLFNC33E71B352T;

MR. ARISTIDE MERLONI, born in Rome, on September 4, 1967 C.F.: MRLRTD67P04H501X;

MR. ANDREA MERLONI, born in Rome, on September 4, 1967 C.F.: MRLNDR67P04H501A;

MS. MARIA PAOLA MERLONI, born in Rome, on October 13, 1963 C.F.: MRLMPL63R53H501T;

MS. ANTONELLA MERLONI, born in Rome, on July 31, 1965 C.F.: MRLNNL65L71H501E;

MS. ESTER MERLONI, born in Fabriano (Ancona), on July 30, 1922 C.F.: MRLSTR22L43D451X, represented by ___________________ (the “ME/Fines Representative”) pursuant to the Irrevocable Mandate (as defined below); and

FINES S.p.A., a joint stock company (società per azioni) incorporated under the laws of Italy, with registered office at Viale Aristide Merloni, 47 - 60044 Fabriano (Ancona), VAT code and registration in the Register of Enterprises of Ancona 01549820429)(“Fines”) represented by the ME/Fines Representative pursuant to the Irrevocable Mandate;

(each of Ms. Franca Carloni, Mr. Aristide Merloni, Mr. Andrea Merloni, Ms. Maria Paola Merloni, Ms. Antonella Merloni, Ms. Ester Merloni and Fines, and, after having adhered to this Agreement pursuant to Section 7.13, Mr. Vittorio Merloni (born in Fabriano (Ancona), on April 30, 1933), a “Seller”, and, collectively, the “Sellers”);

- on the one side -
and

Whirlpool Corporation, a company incorporated under the laws of Delaware and having its principal place of business at 2000 N. M-63 Benton Harbor, MI 49022 (USA), represented herein by Mr. Marc Bitzer (the “Purchaser”);

- on the other side -

(the Sellers and the Purchaser are also defined, collectively, as the “Parties” and each of them, individually, as a “Party”).

WHEREAS

a)
Indesit Company S.p.A. is a joint stock company (società per azioni) incorporated under the laws of Italy, with registered office at Viale Aristide Merloni no. 47, 60044 - Fabriano - Ancona, Italy, VAT code and registration in the Register of Enterprises of Ancona no. 00693740425 (having an authorized, issued, and fully paid-in share capital of Euro 102,759,269.40, divided into 114,176,966 ordinary shares having a par value of Euro 0.90 each), the shares of which are listed on the stock market organized and regulated by Borsa Italiana S.p.A. (the “Target” or the “Company”);

b)
Mr. Vittorio Merloni owns no. 1,338,300 ordinary shares of the Target, representing 1.172% of the authorized, issued, and fully paid-in share capital of the Target (the “Vittorio Merloni Shares”); Ms. Franca Carloni owns no. 254,840 ordinary shares of the Target, representing 0.223% of the authorized, issued, and fully paid-in share capital of the Target (the “Franca Carloni Shares”); Mr. Aristide Merloni owns no. 250,840 ordinary shares of the Target, representing 0.220% of the authorized, issued, and fully paid-in share capital of the Target (the “Aristide Merloni Shares”); Mr. Andrea Merloni owns no. 265,840 ordinary shares of the Target, representing 0.233% of the authorized, issued, and fully paid-in share capital of the Target (the “Andrea Merloni Shares”); Ms. Maria Paola Merloni owns no. 242,900 ordinary shares of the Target, representing 0.213% of the authorized, issued, and fully paid-in share capital of the Target (the “Maria Paola Merloni Shares”); Ms. Antonella Merloni owns no. 276,030 ordinary shares of the Target, representing 0.242% of the authorized, issued, and fully paid-in share capital of the Target (the “Antonella Merloni Shares”); Ms. Ester Merloni owns no. 5,042,400 ordinary shares of the Target, representing 4.416% of the authorized, issued, and fully paid-in share capital of the Target (the “Ester Merloni Shares”) and Fines owns no. 7,415,190 ordinary shares of the Target, representing 6.494 % of the authorized, issued, and fully paid-in share capital of the Target (the “Fines Shares” and, together with the Fineldo Shares, the Vittorio Merloni Shares, the Franca Carloni Shares, the Aristide Merloni Shares, the Andrea Merloni Shares, the Maria Paola Merloni Shares, the Antonella Merloni Shares, and the Ester Merloni Shares, collectively, the “Target Shares”);

c)
in addition to and simultaneously with the purchase of the Target Shares set forth hereunder, the Purchaser intends to purchase no. 48,810,000 ordinary shares of the Target, representing 42.749% of the authorized, issued and fully paid-in share capital of the Target (the “Fineldo Shares”), owned by Fineldo S.p.A., a company incorporated under the laws of Italy and having its registered office at Via della Scrofa no. 64, Rome, Italy, registered in the Register of Enterprises of Rome under no., and Tax code no., 01549810420 (“Fineldo”). For this purpose, on the date hereof, the Purchaser has entered into a share purchase agreement with Fineldo with respect to the Fineldo Shares (the “Fineldo SPA”);

d)
in addition to the purchase of the Target Shares set forth hereunder and the simultaneous purchase of the Fineldo Shares set forth under the Fineldo SPA as contemplated in recital c) preceding, the Purchaser intends to purchase also no. 5,027,731 shares of the Target, representing 4.403% of the authorized, issued, and fully paid-in share capital of the Target, which are all of the shares owned directly and/or indirectly by Ms. Claudia Merloni, born in Rome, on February 20, 1965 (the “Claudia Merloni Shares”). For this purpose, on the date hereof, the Purchaser has entered into a share purchase agreement with Ms. Claudia Merloni with respect to the Claudia Merloni Shares (the “Family SPA (B)”);

e)	the Sellers, as well as Fineldo and Ms. Claudia Merloni, have been long standing shareholders of the Company, and have an extensive knowledge of its business and its economic and financial conditions.

f)	the execution of this Agreement is contemplated by, and may only be made in concert with, the Fineldo SPA and the Family (B) SPA executed on the date hereof;

g)
on or before the date hereof, Ms. Ester Merloni and Fines, also for the benefit of the Purchaser, irrevocably appointed the ME/Fines Representative as agent and representative of Ms. Ester Merloni and Fines and, also for the benefit of the Purchaser, irrevocably granted the ME/Fines Representative the power to execute this Agreement and carry out any actions and transactions contemplated by this Agreement, including the actions and transactions to be carried out on the Closing (including the transfer of the Ester Merloni Shares and the Fines Shares), in the name and on her behalf of Ms. Ester Merloni and Fines, in accordance with the terms and conditions set forth in the irrevocable mandate (mandato irrevocabile) attached hereto as Annex A (the “Irrevocable Mandate”);

h)
the Purchaser and the Sellers - each on the basis of its/her own analysis, evaluations, and projections are, respectively, willing to purchase, and willing to sell, the Target Shares pursuant to the terms and conditions provided for in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, which represent a substantial part of this Agreement, the Parties agree as follows.

Article 1
Certain Definitions

1.1 Certain Definitions. In this Agreement, and in the Recitals and Schedules hereto, capitalized terms shall have the meanings ascribed to them below or in other Sections of this Agreement.

“Affiliate”: means, with respect to any Person, any other Person that is Controlled by, Controlling or under common Control with, the first Person.

“Agreement”: means this Agreement, including its recitals herein and the Recitals herein, and the Annexes and Schedules hereto.

“Business Day”: means any calendar day other than Saturday, Sunday and any other day on which credit institutions are authorized or required to close in Milan (Italy) or New York City (U.S.A.).

“Closing”: means the carrying out of the activities necessary, under applicable Law, for the purchase and sale of the Target Shares, free and clear of any Encumbrance, the payment of the Purchase Price and, in general, the execution and exchange of all documents and agreements and the performance and consummation of all the obligations and transactions required to be executed, exchanged, performed or consummated pursuant to Article 4 of this Agreement.

“Closing Date”: shall mean the date when the Closing actually occurs pursuant to Section 4.1.

“Contracts, Undertakings, and Instruments”: means any contract, agreement, arrangement, obligation, commitment, undertaking, understanding, transaction, covenant, promise, note, indenture, deed, instrument or other act, of any kind or nature whatsoever, whether oral or written.

“Encumbrance”: means any security interest, pledge, mortgage, lien, charge, encumbrance or restriction on the use, voting or transfer, usufruct, security or enjoyment right (diritto di garanzia o di godimento), sequestration, deed of trust, assignment, freeze, privilege, expropriation, seizure, attachment, claim, opposition, covenant, obligation (including propter rem), burden, limitation, restriction, reservation of title, option, right of first refusal, right of pre-emption, right of set off, right to acquire, other similar restriction or any other third-party right (including in-rem right “diritto reale”, in-rem burden “onere reale”, and contractual rights) or interest, statutory or otherwise, of any kind or nature whatsoever, however created or arising, including by any Contracts, Undertakings, and Instruments, or any other Contracts, Undertakings, and Instruments having, or aimed at creating, the same or similar effects, as the context may require.

“Governmental Authority”: means any (international, foreign, national, European, federal, state, regional, provincial or local) legislative, judicial, executive, administrative, governmental, regulatory entity or any department, commission, board, agency, bureau, official thereof or any other regulatory or stock exchange authority (including Consob and Borsa Italiana S.p.A.).

“ICC”: means the Italian civil code, as approved by Royal Decree no. 262 of March 16, 1942, as subsequently amended and supplemented.

“Law”: means any international, national, federal, state, regional, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree.

“Person”: means any individual, corporation, partnership, firm, association, unincorporated organization or other entity.

“Purchase Price”: has the meaning set forth under Section 2.2.

“Purchaser’s Closing Conditions”: has the meaning set forth under Section 3.1(a).

“Tax”: means any international, national, federal, state, regional, provincial, or local income, gross receipts, levies, license, payroll, employments, excise, severance, stamp, occupation, customs duties, capital stock, franchise, termination indemnities, profits, withholding, social security, health insurance, welfare, unemployment, disability, real property, personal property, sales, use transfer, registration, value added, estimated, or other tax or charges of similar nature imposed by any Governmental Authority or, in any event, due under any applicable Law and any additions to tax, fines or penalties payable in connection therewith.

“Unified Financial Act”: means the Italian legislative decree dated February 24, 1998, no. 58, as amended and supplemented.

1.2 Interpretative Rules. Unless otherwise expressly provided, for the purposes of this Agreement the following rules of interpretation shall apply.

(a) Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement.

(b) Gender and number. Any reference in this Agreement to a gender shall include all genders, and defined words imparting the singular number only shall include the plural and vice versa.

(c) Headings. The division of this Agreement into Articles, Section and other subsections and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing this Agreement.

(d) Sections and Articles. All references in this Agreement to any “Section” and/or any “Article” are to the corresponding Section and/or Article, respectively, of this Agreement, unless otherwise specified.

(e) Control. The term “Control” has the meaning ascribed to it in Article 93 of the Unified Financial Act, and the words “Controlling” and “Controlled” shall be construed accordingly.

(f) Annexes and Schedules. The Annexes and Schedules attached to this Agreement shall be, and shall be construed as an integral part of this Agreement.

(g) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement to the specific or similar items or matters immediately following it.

1.3 Annexes. The following Annexe is attached to, and incorporated in, and form part of, this Agreement:

•	Annex A: Irrevocable Mandate;

1.4 Schedules. The following Schedules are attached to, and incorporated in, and form part of, this Agreement:

•	Schedule 5.2: Details of Target Shares;

•	Schedule 7.13: Form of deed of adherence.

Article 2
Sale and Purchase of the Target Shares

2.1 Sale and purchase of the Target Shares. Upon the terms and subject to the conditions of this Agreement, each of the Sellers hereby sells and transfers to the Purchaser its/his/her respective Target Shares, free and clear from any Encumbrance, and the Purchaser hereby purchases and acquires from the Sellers, effective as of the Closing Date and upon the consummation of the Closing, the Target Shares, free and clear from any Encumbrance, in consideration of the Purchase Price to be paid to and allocated among the Sellers pro rata with the number of Target Shares sold by each Seller.

2.2 Purchase Price. The purchase price for all of the Target Shares has been agreed by the Parties to be Euro 165,949,740 (one hundred and sixty-five million, nine hundred and forty-nine thousand, seven hundred and forty) (the “Purchase Price”), which entails a price per each of the Target Shares equal to Euro 11 (eleven).

Article 3
Conditions Precedent to the Closing

3.1 Conditions precedent in favor of the Purchaser. (a) The obligation of the Purchaser to proceed with the Closing is subject to the satisfaction, unless waived in writing by the Purchaser (at its sole and absolute discretion), in whole or in part, of the conditions precedent provided below (the “Purchaser’s Closing Conditions”):

(i) Truthfulness of the representations and warranties. The representations and warranties of each Seller (set forth under Article 5), shall be true, correct and accurate in any and all respects as of the date of this Agreement and on any date thereafter up to and including the Closing Date.

(ii) Fineldo Shares. The closing of the sale and transfer of all of the Fineldo Shares in favor of the Purchaser pursuant to the Fineldo SPA shall occur on the Closing Date simultaneously with the Closing.

(iii) Claudia Merloni Shares. The closing of the sale and transfer of all of the Claudia Merloni Shares in favor of the Purchaser pursuant to the Family SPA (B) shall have occurred on or before the Closing Date.

(iv) Adherence of Mr. Vittorio Merloni. Mr. Vittorio Merloni shall have adhered to this Agreement as contemplated in Section 10.13 (x) within 3 (three) days of the issuance of the relevant authorization by the Court of Ancona and, in any event, (y) by and no later than September 30, 2014 (or such other later date as possibly indicated by the Purchaser in its sole and absolute discretion).

(b) Failure of Purchaser’s Closing Conditions. Without prejudice to article 1359 of the ICC, if any of the Purchaser’s Closing Conditions is not satisfied at any of the relevant reference dates, then the Purchaser shall have the right, in addition to any other applicable rights, powers and remedies: (i) to terminate this Agreement by providing written notice to the Sellers, in which case the Parties shall have no further rights or obligations under this Agreement, except those that may have arisen in connection with or by virtue of any breach of the terms and conditions of this Agreement; or (ii) to waive in writing any of the Purchaser’s Closing Conditions, in whole or in part, at or prior to the Closing Date and proceed to the Closing.

3.2 Conditions precedent in favor of the Parties. The obligation of the Purchaser and each Seller to proceed with the Closing with respect to the Target Shares owned by the relevant Seller is subject to the satisfaction, unless waived in writing by both the Purchaser and such relevant Seller, of the conditions precedent provided below:

(i) Adverse Law.     No applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transaction contemplated by this Agreement with respect to the Target Shares owned by the relevant Seller.

(ii) Adverse Proceedings. No preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or other Governmental Authority that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement with respect to the Target Shares owned by the relevant Seller.

Article 4
The Closing

4.1 Date and place of Closing. Subject to the conditions precedent set forth in Article 3 above, the Closing shall take place in Milan, Italy, on (a) the date of closing of the sale and transfer of the Fineldo Shares in favor of the Purchaser pursuant to the Fineldo SPA, or, (b) if the Purchaser waives in writing the Purchaser’s Condition to Closing set forth in Section 3.1(a)(ii), or at 10:00 am (CET) on the 5th Business Day following the date of such waiver.

4.2 Actions at Closing. In addition to any other action to be taken pursuant to this Agreement, on the Closing Date:

(a)	Actions by Sellers.

Each Seller shall:

(i)
simultaneously with the irrevocable instructions of the Purchaser pursuant to Section 4.2(b)(i), (A) transfer the respective Target Shares, free and clear of any Encumbrance, to the Purchaser on the Purchaser’s account that the Purchaser shall have notified to the Sellers in writing at least 4 (four) Business Days before Closing (the “Purchaser Account”) by giving irrevocable instructions to the respective “intermediary” with whom they hold the account where the respective Target Shares are registered, to: (x) transfer the respective Target Shares to the Purchaser Account; and (y) communicate to Monte Titoli S.p.A. the transfer of the Target Shares to the aforesaid Purchaser Account; and (B) deliver to the Purchaser a communication of an “intermediary”, as defined at article 79-quater of the Unified Financial Act, evidencing receipt by the intermediary of the irrevocable instructions mentioned under (A) above;

(ii)
execute and deliver, or cause to be executed and delivered, to the Purchaser, such documents or other instruments as may be necessary, under applicable Law, to effect the transactions contemplated in this Agreement in accordance with any applicable Law.

(b)	Actions by the Purchaser.

The Purchaser shall:

(i)
simultaneously with the irrevocable instructions of the Sellers pursuant to Section 4.2(a)(i), (A) give irrevocable instructions to a bank/credit institution to pay the Purchase Price, allocated among the Sellers as set forth in Schedule 2.1, in immediately available funds with value date (i.e., “data valuta”) on the Closing Date, by wire transfer to the bank accounts to be communicated by the Sellers to the Purchaser at least 4 (four) Business Days prior to the Closing Date; and (B) deliver to the Sellers a communication of such bank/credit institution evidencing receipt by such bank/credit institution of the irrevocable instructions mentioned under (A) above;

(ii)
execute and deliver, or cause to be executed and delivered, to the Sellers, such documents or other instruments as may be necessary, under applicable Law, to effect the transactions contemplated in this Agreement in accordance with any applicable Law.

4.3 One Transaction and No Novation.

(a) The Purchaser shall have no obligation to complete the purchase of any of the Target Shares or pay the Purchase Price (or any portion of the Purchase Price) unless and until the sales and transfers of all of the Target Shares, the Fineldo Shares, and the Claudia Merloni Shares are completed at (or, with respect to the Claudia Merloni Shares, at or before) the Closing in accordance with the provisions of this Agreement, the Fineldo SPA, and the Family SPA(B) . Should any of the Sellers, Fineldo or Claudia Merloni not sell and transfer to the Purchaser any of its/his/her respective Target Shares, Fineldo Shares or Claudia Merloni Shares, as applicable, the Purchaser shall have the right, at its sole and absolute discretion, and without prejudice to any other available remedy, power or right, to complete the purchase of: (x) the remaining Target Shares, in case the shares not being sold and transferred to the Purchaser include any Target Share, in which case, the aggregate Purchase Price payable by the Purchaser shall be reduced accordingly (that is, by deducting from the portion of the Purchase Price pertaining to the relevant Seller as indicated in Section 2.1 the amount obtained by multiplying the number of Target Shares of such Seller not being sold and transferred at the Closing times the Purchase Price per share); or (y) all of the Target Shares, in case the shares not being sold and transferred to the Purchaser include only Fineldo Shares and no Target Shares.

(b) Without prejudice to the provisions of Section 4.3(a), all actions and transactions constituting the Closing pursuant to Section 4.2 shall be regarded as one single transaction so that, at the option of the Party having interest in the performance of the relevant specific action or transaction, no action or transaction constituting the Closing shall be deemed to have taken place if and until all other actions and transactions constituting the Closing have been properly performed in accordance with the provisions of this Agreement.

(c) No document executed or activity carried out on the Closing Date shall have the effect of amending, superseding, affecting or novating any provision of this Agreement, which shall survive and continue to be binding upon the Parties in accordance with their terms.

Article 5
Representations and Warranties of the Sellers

(A) In addition to any other representation or warranty however provided under the Law or otherwise, each of the Sellers and, where applicable, Ms. Ester Merloni and Fines, hereby makes the following representations and warranties to the Purchaser, each of which shall be true, correct, and accurate as of the date hereof and any date up to, and including, the Closing Date with reference to the facts, events, circumstances and/or situations existing as of any such date (including the Closing Date) according to the provisions below.

5.1 Representations and warranties relating to the Sellers

Except as otherwise specified, each Seller represents and warrants as follows:

5.1.1    Organization and standing. Such Seller that is not an individual is a company duly organized, validly existing and in good standing under the Laws of Italy, is not subject to any reorganization, liquidation, insolvency, bankruptcy or other similar proceedings under any applicable Laws, has not stopped payment of its debts as they fall due nor is it insolvent or unable to pay its debts as they fall due, is not in a capital loss situation, and has the full power and authority to conduct its business as presently conducted and, as for the Sellers only, to own its respective Target Shares.

None of such Seller that is an individual is subject to any insolvency, bankruptcy or other similar proceedings under any applicable Laws, has stopped payment of his/her debts as they fall due or is it insolvent or unable to pay his/her debts as they fall due. Such Seller that is an individual has the full power and authority to own its respective Target Shares.

5.1.2    Authorization.

(a) All corporate actions and formalities and other internal proceedings required to be taken by or on behalf of such Seller to enter into and to implement this Agreement have been duly and properly taken; such Seller has the power to duly execute and deliver this Agreement which constitutes the valid and binding obligation of such Seller enforceable against it/him/her in accordance with its terms and conditions. Such Seller that is an individual is not married under joint estate regime (regime di comunione dei beni).

(b) No application to, or filing with, or consent, authorization or permit, registration, declaration or exemption by any Governmental Authority or other Person is required by such Seller in connection with the execution and performance of this Agreement or any of the transactions contemplated hereby.

5.1.3    No conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in the breach of, or constitute a default under, require any notice under, or violate any Law or Contracts, Undertakings and Instruments applicable to or binding on such Seller and/or the by-laws of any such Seller that is not an individual.

5.1.3    No Brokers. No banker, broker, finder or other intermediary retained to act on behalf of such Seller, or otherwise involved in the negotiation, preparation or consummation of the transactions contemplated hereby, might be entitled to any fee or commission from the Purchaser, its Affiliates or from the Target or the Subsidiaries in connection with the transactions contemplated by this Agreement.

5.2 Representations and warranties relating to the Target Shares

Except as otherwise specified, each Seller represents and warrants as follows:

5.2.1    Ownership and transfer of title.

Such Seller has full and exclusive beneficial ownership of, is the sole record holder of, and has good, full and exclusive title (proprietà) to, its respective Target Shares, free and clear of any Encumbrance, has full, exclusive, rightful, legitimate right, power, and authority to sell and transfer such ownership and title in accordance with the terms of this Agreement, and, upon consummation of the actions constituting the Closing, the Purchaser will acquire full and exclusive beneficial ownership of, and become the sole record holders of, and acquire good, full and exclusive title (proprietà), to the respective Target Shares free and clear of any Encumbrances.

5.2.2 Target Shares

The Target Shares owned by such Seller represent the percentages of the authorized, issued, fully paid in and outstanding share capital of the Company and are entitled to the percentage of the economic, governance, and voting rights of the Company respectively set forth in Schedule 5.2.2.

Article 6
Representations and Warranties of the Purchaser

6.1 Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Sellers, each of which shall be true and correct as of the date hereof and as of the Closing Date.

6.1.1    Organization and Standing. The Purchaser is a corporation duly organized, validly existing under its Laws of incorporation and has full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned.

6.1.2    Authorization. All corporate actions and formalities and other internal proceedings required to be taken by or on behalf of the Purchaser to authorize the same to enter into and to carry out this Agreement have been duly and properly taken; the Purchaser has the power to duly execute and deliver this Agreement which constitutes the valid and binding obligation of the Purchaser enforceable against it in accordance with its terms and conditions.

6.1.3    No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in a breach of, or constitute a default under the by-laws of the Purchaser or violate any Law applicable to the Purchaser.

6.1.4.    No Broker. No banker, broker, finder or other intermediary retained to act on behalf of the Purchaser, or otherwise involved by the Purchaser in the negotiation, preparation or consummation of the transactions contemplated hereby might be entitled to any fee or commission from the Sellers in connection with the transactions contemplated by this Agreement.

Article 7
Miscellaneous Provisions

7.1 Assignment. No third party beneficiaries. Designated Subsidiary.

(a)     This Agreement and all of the terms and conditions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors.

(b)    No Party may assign any of its/his/her rights, interests or obligations hereunder without the prior written consent of the other Party and any attempt to assign this Agreement without such consent shall have no effect, except that the Purchaser may, at any time, assign any of its rights, interests or obligations hereunder to any of its Affiliates.

(c)    Except as otherwise expressly provided for herein, nothing in this Agreement shall confer any rights upon any Person which is not a Party or a successor of any Party to this Agreement.

(d)    Pursuant to article 1401 of the ICC, the Purchaser shall have the right to designate a Person to become a Party (or an additional Party) to this Agreement (the “Designated Subsidiary”) and to purchase, and pay for, all or part of the Target Shares in accordance with the terms hereof, provided that such designation is made in compliance with the following provisions: (i) anything in articles 1402 and 1403 of the ICC to the contrary notwithstanding, any designation pursuant hereto shall be made and communicated to the Sellers not later than five (5) Business Days prior to the Closing Date together with the written unconditional acceptance of the Designated Subsidiary of the designation and of all the terms and conditions of this Agreement, including the express acceptance of the arbitration agreement contained in Section 7.11; (ii) the Designated Subsidiary shall be a company fully-owned, directly or indirectly, by the Purchaser; (iii) the Purchaser shall remain jointly and severally obligated to the Sellers in respect of all the Purchaser’s obligation under this Agreement; and (iv) following the designation to become a Party to this Agreement in lieu of the Purchaser, any reference made to the Purchaser under this Agreement shall be deemed to be made to the Designated Subsidiary. Notwithstanding the designation of the Designated Subsidiary hereunder, the arbitration agreement contained in Section 7.12 shall continue to apply also to the original Purchaser.

7.2 Notices. All notices, request, demands or other communications required or permitted under this Agreement shall be given in writing and delivered personally or by courier, registered or certified mail, or sent by facsimile, as follows:

if to the Purchaser:

Whirlpool Corporation
2000 North M-63
Benton Harbor, MI 49022
(U.S.A.)
Fax: +1(269)9233722
Attention: Kirsten Hewitt, General Counsel

with copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
Via San Paolo 7
20121 Milan
Fax: + 39 02 86984440
Attention: Mr. Roberto Casati and Mr. Roberto Bonsignore

if to the Sellers:

Fineldo S.p.A. (as Common Representative)
Via della Scrofa, 64
00186 Roma
Fax: +39 (0)732-259377
Pec: fineldospa@legalmail.it

with a copy (which shall not constitute notice) to :

Gianni, Origoni, Grippo, Cappelli & Partners
Via delle Quattro Fontane, 20
00184 Roma
Fax: + 39 06 4871101
Attention: Mr. Francesco Gianni and Mr. Andrea Aiello

or at such other address and/or telefax number as either Party may hereafter furnish to the other by written notice, as herein provided.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by courier, such communication shall be deemed delivered upon receipt; and if sent by registered or certified mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

7.3 Fees and other expenses. Irrespective of whether the Closing shall have occurred, each of the Purchaser and the Sellers shall pay their own Taxes (including withholding Taxes, which will be borne by the payee), fees, expenses and disbursements incurred, and/or due, by them in connection with the negotiation, preparation and implementation of this Agreement, including (without limitation) any fees and disbursements owing to such Party’s respective auditors, advisors and legal counsel.

7.4 Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties in respect of the subject matter hereof.

7.5 Confidentiality - Public announcements. The Sellers shall keep, and shall cause their Affiliates, officers, directors, managers, employees and advisors to keep, secret and confidential this Agreement, and all transactions contemplated herein, and all of the documents exchanged in accordance with this agreement, provided that the Sellers shall not be in breach of this undertaking by virtue of any disclosure required by Law or by any Governmental Authorities (provided that such Seller shall provide the other Parties, to the extent legally and practically feasible, prompt advance notice of any such requirement and disclosure), made pursuant to arbitration proceedings hereunder, or if necessary to enforce performance of this Agreement or any disclosure to each Seller’s auditors. Nothing in this Agreement shall prevent the Purchaser from disclosing this Agreement or its content.

7.6 Amendments in Writing. Waivers. No changes, amendment of, or waiver of any rights under, this Agreement shall be effective unless made in writing and signed by the Parties hereto. Except for the cases of forfeiture (decadenza) expressly provided for by this Agreement, the failure to exercise or any delay in exercising a right, power or remedy provided by this Agreement or applicable Law does not impair or constitute a waiver of such right, power or remedy. No single or partial exercise of any right, power or remedy provided by this Agreement or by applicable Law shall prevent any further exercise of the same or of any other right, power or remedy. Any waiver of any right, power or remedy may be granted subject to such conditions as the grantor may in its sole and absolute discretion decide. Any such waiver (unless otherwise specified in writing) shall only be a waiver for the particular purpose for which it was given. No such waiver shall be deemed to constitute a waiver of the same right, power or remedy at a future time or as a waiver of any other right, power or remedy under this Agreement or the Law or a waiver applicable either to other circumstances involving the same right, power or remedy or to any other term or condition of this Agreement or the Law.

7.7 Severability. If any non-essential provisions of this Agreement is or becomes invalid, illegal or unenforceable under the Laws of any jurisdiction, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. The Parties shall nevertheless negotiate in good faith in order to agree the terms of mutually satisfactory provisions, achieving as closely as possible the same commercial effect, to be substituted for the provisions so found to be void or unenforceable.

7.8 Further Assurances. The Parties agree to take all actions and execute all documents as may be reasonably required, necessary, appropriate or advisable in order to properly and expeditiously carry out this Agreement.

7.9 Long Stop Dates.

(A) Without prejudice to Section 3.1, should the condition precedent set forth under Section 3.1(a)(iv) not have been fulfilled (or waived, to the extent contemplated herein) for whatever reason on or prior to September 30, 2014, the Purchaser shall have the right to terminate this Agreement, in which case the Parties shall be released from all obligations hereunder, and no Party shall have any right or claim of any nature whatsoever against the other Parties as a result thereof, except for any rights and obligations already arisen in connection with or by virtue of any breach of the terms and conditions of this Agreement.

(B) Without prejudice to Sections 3.1 and 7.9(A), should the conditions precedent set forth under Sections 3.1 and 3.2 not have been fulfilled (or waived, to the extent contemplated herein) for whatever reason on or prior to July 31, 2015 (or such other long stop date as may be agreed in writing by the Purchaser and Fineldo for purposes of both this Agreement and the Fineldo SPA), each Party shall have the right to terminate this Agreement, in which case the Parties shall be released from all obligations hereunder, and no Party shall have any right or claim of any nature whatsoever against the other Parties as a result thereof, except for any rights and obligations already arisen in connection with or by virtue of any breach of the terms and conditions of this Agreement.

7.10 Sole Party. Except as otherwise provided under any other clauses of this Agreement, for the purposes of this Agreement and, in particular (but without limitation), for the purposes of the arbitration agreement contained in Section 7.12, including the nomination of arbitrators and the presentation of actions, claims, demands, counterclaims, objections, and any other requests, the Sellers shall be regarded as one single Party and must act accordingly in all respects. For such purposes, the Sellers hereby, also in the interest of the Purchaser, irrevocably appoint Fineldo as their sole common representative (the “Common Representative”), that shall expressly have the powers (i) to make and give all authorizations, decisions, consents, acknowledgements, acceptances, designations, nominations, and appointments (including the choice and appointment of counsel for purposes of arbitration or litigation proceedings) in the name and on behalf of the Sellers in connection with this Agreement, (ii) to send and receive all notifications, communications, and decisions required or permitted hereby, and (iii) to sign all written waivers, integrations and modifications hereof, in each case on behalf and in the name of each of the Sellers. The Sellers have the right to change the Common Representative by giving written notice to the Purchaser of any changes in the name and addresses of such representative, provided that such new common representative shall be granted all the above-mentioned powers. In the event of conflict between the instructions given by one or more Sellers to the Common Representatives, the Sellers hereby acknowledge and agree that the decisions and actions taken by the Common Representative shall prevail. Each of the Sellers may exercise any right under, or resulting from, this Agreement only jointly through the Common Representative appointed by each of the Sellers concurrently with the execution of this Agreement.

7.11 Applicable Law. This Agreement and the agreements, documents, and instruments executed hereunder (including the arbitration agreement set forth in Section 7.12), as well as any pre-contractual liability arising out of or in connection with this Agreement and its negotiations, shall be governed by, and construed and interpreted exclusively in accordance with, the substantive Laws of the Republic of Italy with the exclusion of any conflict-of-laws rules.

7.12 Arbitration.

(A) Any dispute arising, in whole or in part out of, related to, based upon, or in connection with this Agreement and/or its subject matter, as well as any pre-contractual liability arising out of or in connection with this Agreement and its negotiations, shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (hereinafter, the “Rules”). There shall be three arbitrators, appointed in accordance with the Rules. The President of the arbitral tribunal shall be nominated by the co-arbitrators nominated by the Parties within 30 days from the confirmation or appointment of the co-arbitrators. Unless otherwise agreed in writing by the Parties, the seat of the arbitration shall be in Geneva (Switzerland). The proceedings and award shall be in the English language. The cost of the arbitration, including attorneys’ fees, shall be assessed by the arbitral tribunal, which will be required to make such cost allocation with respect to any award issued. Each of the Parties irrevocably submits to the jurisdiction of the arbitral tribunal and waives any objection to proceedings with the arbitral tribunal on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum. All procedural matters, including the arbitration proceedings, shall be governed by Italian law.

(B) Without prejudice to the provisions of Section 7.12(A) and to the jurisdiction of the arbitrators contemplated thereby, the Sellers and the Purchaser hereby submit to the exclusive jurisdiction of any competent court in Milan (Italy) any legal suit, action or proceeding arising out of or in connection with this Agreement which may, as a matter of any applicable Law, not be settled or resolved by arbitration. For the avoidance of doubt, either Party may seek an interim injunction or ask for urgent relief (misure cautelari) in any court of competent jurisdiction, it being understood that the Emergency Arbitrator Provisions of the ICC Rules shall apply.

7.13 Adherence of Mr. Vittorio Merloni. The Parties acknowledge and agree that further to the issuance of the relevant authorization by the Court of Ancona (competent as to the guardianship of Mr. Vittorio Merloni) pursuant to articles 375 and 424 of the ICC, Mr. Vittorio Merloni, represented by Mr. Aristide Merloni in his capacity as legal guardian (tutore) of Mr. Vittorio Merloni, shall have the right to adhere to this agreement and become a Party hereto as a Seller; provided that Mr. Vittorio Merloni, represented by Mr. Aristide Merloni in his capacity as legal guardian (tutore) or Mr. Vittorio Merloni, delivers to the other Parties a properly executed deed of adherence substantially in the form attached hereto as Schedule 7.13 and a certified copy of the authorization of the Court of Ancona.”
*** * ***

If agree with the foregoing, please send us an identical letter of your own, including the Annexes and Schedules, initialed on each page, and duly executed at the end as a sign of your complete and unconditional acceptance (as to Fineldo, for the sole purpose of accepting the appointment as Common Representative under Section 7.10 and the arbitration agreement under Section 7.12), as well as evidence of Fines’ signatory’s authority to execute such letter and copy of the Irrevocable Mandate.

Yours sincerely,

Whirlpool Corporation

/s/ Marc Bitzer

We hereby accept the above proposal and the terms and conditions set forth in the above-written Agreement and its Schedules.

Fineldo S.p.A.

/s/ Gian Oddone Merli
Name:
Title:

Fines S.p.A.

/s/ Glauco Vico Procuratore

/s/ Franca Carloni

/s/ Glauco Vico Procuratore (for Ester Merloni)

/s/ Andrea Merloni

/s/ Maria Paola Merloni

/s/ Aristide Merloni

/s/ Antonella Merloni

Schedule 7.13
Form of Deed of Adherence
To:
Whirlpool Corporation
Franca Carloni
Aristide Merloni
Andrea Merloni
Antonella Merloni
Maria Paola Merloni
Ester Merloni
Fines S.p.A.
[place and date]
FORM OF DEED OF ADHERENCE

Reference is made to the sale and purchase agreement by and among Whirlpool Corporation, on the one side, and Franca Carloni, Aristide Merloni, Andrea Merloni, Antonella Merloni, Maria Paola Merloni, Ester Merloni and Fines S.p.A., dated as of [•], a copy of which is attached hereto as Annex A (the “Agreement”). Terms not otherwise defined herein shall have the same meaning ascribed to them in the Agreement.
Further to the issuance of the relevant authorization of the Court of Ancona (competent as to the guardianship of Mr. Vittorio Merloni), pursuant to articles 375 and 424 of the ICC, a certified copy of which is attached hereto as Annex B, Mr. Vittorio Merloni, represented by Mr. Aristide Merloni in his capacity as legal guardian (tutore) of Mr. Vittorio Merloni, hereby:

1.	irrevocably and unconditionally agrees to adhere to the Agreement and become a Party thereto as if it was originally named in it as a Seller and undertakes:

a.	to observe, comply, perform and be bound by, and assume all the benefits of, all the rights, obligations, terms and conditions of the Agreement as a Seller;

b.	without prejudice to the generality of paragraph 1.a above, to observe and be bound by the provisions of Sections 7.10 (Sole Party) and 7.12 (Arbitration) of the Agreement.

Sections 7.11 (Applicable Law) and 7.12 (Arbitration) of the Agreement are incorporated herein by reference and shall apply to this Deed of Adherence.

Yours faithfully,

___________________
Aristide Merloni in his capacity as legal guardian (tutore) of Vittorio Merloni